EXHIBIT 99.P.5


                                 NEW RIVER FUNDS
                                 CODE OF ETHICS
                                September 4, 2003


New River Funds has adopted this Code of Ethics to govern personal securities investment activities of persons affiliated with New River Funds. Although this code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.


THE INTERESTS OF CLIENTS MUST ALWAYS BE PARAMOUNT

New River Funds Advisory Persons have a legal, fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, New River Funds Advisory Persons must scrupulously avoid serving their own interests ahead of those of any client.


NEW RIVER FUNDS ADVISORY PERSONS MAY NOT TAKE ADVANTAGE OF THEIR RELATIONSHIP WITH CLIENTS

New River Funds Advisory Persons should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with New River Funds) that might compromise, or call into question, the exercise of their fully independent judgement in the interests of clients.


ALL PERSONAL SECURITIES TRANSACTIONS SHOULD AVOID ANY ACTUAL, POTENTIAL, OR APPARENT CONFLICTS OF INTEREST

Although all personal securities transactions by New River Funds Advisory Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that New River Funds Advisory Persons owe a fiduciary duty to clients, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

New River Funds Advisory Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duties of clients.

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DEFINITIONS

"FUNDS" mean the New River Funds. Any references herein to the Funds will also be deemed a reference to any Fund, unless there is a specification to the contrary.

"FUND" means each of the funds of the New River Funds, and all the funds, which will become a part of the Trust's complex. Any reference herein to the Fund will be deemed a reference to the Trust, unless there is a specification to the contrary.

"ACT" means the Investment Company Act of 1940.

"INVESTMENT COMPANY" means a company registered as such under the Investment Company Act of 1940, which is part of the Trust's complex, and for which the Adviser is the investment adviser.

"ADVISER" means New River Advisers LLC.

"SUB-ADVISERS" means each of the funds sub-advisers.

"ACCESS PERSON" means any director, officer, trustee, general partner, or advisory person of the Trust, Adviser, or Sub-Adviser. When used herein the term "Access Person" shall also refer to Access Persons, Advisory Persons, Portfolio Managers, and Interested Directors.

"ADVISORY PERSON" means (1) any employee of the Trust, the Adviser, or the Sub-Adviser, or of any company in a control relationship to the Trust or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales (a "Decision-Making Advisory Person") and (2) any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust or the Adviser with regard to the purchase or sale of a security.

"INDEPENDENT TRUSTEE" is anyone who sits on the Board of Trustees of the Trust and who has no relationship with the Trust other than that of Trustee, and who is not otherwise classifiable as an Access Person or an Advisory Person; and who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

"BENEFICIAL OWNERSHIP" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

"CONTROL" means the power to exercise a controlling influence over the management or policies of Adviser accounts.

"SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as "security", or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

"EXCLUDED SECURITIES" include the following securities: (i) shares of registered open-end investment companies, including money market funds; (ii) securities issued by the United States government; (iii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Act;
(iv) banker's acceptances; (v) bank certificates of deposit; (vi) commercial paper.



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"PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "being considered for Purchase or Sale" by New River Funds when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the New River Funds "Restricted List" until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant New River Funds clients.



PROHIBITED PURCHASES AND SALES OF SECURITIES


     A. No Access Person shall purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

          (1)  is being considered for purchase or sale by a Fund, or

          (2)  is being purchased or sold by a Fund.


     B. Decision-Making Advisory Person may not participate in any initial public offering of securities in any account over which they exercise Beneficial Ownership.

     C. Decision-Making Advisory Person may not purchase a security in which by reason of such transaction they acquire Beneficial Ownership, in a private placement of a public security, without prior written authorization of the acquisition by the Compliance Officer of New River Funds;

     D. Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Trust;

     E. Decision-Making Advisory Person many not serve on the board of directors of a publicly traded company without prior authorization from the Compliance Officer based upon a determination that such service would be consistent with the interests of the Trust. If such service is authorized, procedures will then be put in place to isolate such Decision-Making Advisory Persons serving as directors of outside entities from those making investment decisions on behalf of the Trust.

          Advanced notice should be given so that the Trust, Adviser, or Sub-Adviser may take such action concerning the conflict as deemed appropriate by the Compliance Officer.

     F. Decision-Making Advisory Person may not execute a Personal Securities Transaction without authorization of the Compliance Officer or such persons who may be designated by the Compliance Officer from time to time.


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EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Purchases and Sales of Securities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

o    Purchases or Sales of Excluded Securities;

o Purchases or Sales of Securities effected in any account in which Access Persons have no Beneficial Ownership;

o Purchases or Sales of Securities which are non-volitional on the part of Access Persons (for example, the receipt of stock dividends);

o Purchase of Securities made as part of automatic dividend reinvestment plans;

o Purchases of Securities made as part of an employee benefit plan involving the periodic purchase or company stock or mutual funds;

o Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.


PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Advisory Persons wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction from the Compliance Officer or such person or persons that the Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Compliance Officer shall require prior authorization from the President or Chief Investment Officer of the Trust, who shall perform the review and approval functions relating to reports and trading by the Compliance Officer. The Trust shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner. Authorization for "good until canceled" orders are effective unless the order conflicts with a New River Funds order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by the Funds, such person shall cancel the trade.

REPORTING AND MONITORING


The Compliance Officer shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code.





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DISCLOSURE OF PERSONAL BROKERAGE ACCOUNTS

At the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except the Independent Trustees, are required to submit to the Compliance Officer, the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. In addition, if a new brokerage account is opened during the course of the year, the Compliance Officer must be notified immediately.

Each of these accounts is required to furnish duplicate confirmations and statements to the New River Funds Compliance Officer. These statements and confirms may be sent to: New River Funds, c/o Howe and Rusling, Inc., P.O. Box 40354, Rochester, NY 14604, for confidentiality purposes.

ANNUAL REPORTING REQUIREMENTS

All Access Persons, except the Independent Trustees, are required to disclose all personal Securities holdings upon commencement of employment or at commencement of the relationship, and thereafter on an annual basis. In addition, at the commencement of employment or at the commencement of the relationship and, thereafter, annually, all New River Funds Advisory Person are required to certify that they have read and understand this Code.


QUARTERLY REPORTING REQUIREMENTS

All Access Persons, except the Independent Trustees, shall report to the Compliance Officer the following information with respect to transactions in a Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

o The date of the transaction, the title and number of shares, and the principal amount of each security involved;
o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
o    The price at which the transaction was effected; and
o The name of the broker, dealer, or bank with or through whom the transaction was effected.

Reports pursuant to this section of this Code shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the Post Office Box is an acceptable form of reporting securities.

An Independent Trustee need only report a transaction if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15 day period immediately preceding or following the date of the transaction by the Independent Trustee the security is or was purchased or sold by a Fund or was considered for purchase or sale by a Fund.





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ENFORCEMENTS AND PENALTIES

The Compliance Officer of New River Funds shall review the transaction information supplied by Advisory Person on a monthly basis. If a transaction appears to be within violation of this Code of Ethics, the transaction will be reported to the New River Funds Board of Directors.

Upon being informed of a violation of this Code of Ethics, the New River Funds Board of Directors may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. New River Funds shall impose sanctions in accordance with the principle that no Advisory Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Directors.

Annually, the New River Funds Compliance Officer at each regular meeting of the Board shall issue a report on Personal Securities Transactions by Advisory Person. The report submitted to the board shall:

o Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;
o Identify any violations of this Code and any significant remedial action taken during the prior year; and;
o Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.


CONCLUSION

Upon receipt of this Code, all personnel must do the following:

All new employees must read the Code, complete all relevant forms supplied by the Compliance Officer, and schedule a meeting with the Compliance Officer to discuss the provisions herein within two calendar weeks of employment.

Existing employees who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Compliance Officer, and schedule a meeting with the Compliance Officer to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.




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